Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., July 19, 2018 - Union Bankshares Corporation has declared a quarterly dividend of $0.23 per share. The dividend amount is a $0.02, or 10%, increase from the prior quarter’s dividend and is a $0.03, or 15%, per share increase from the prior year’s quarterly dividend level.

Based on the stock’s closing price of $41.60 on July 18, 2018, the dividend yield is approximately 2.2%. The dividend is payable on August 17, 2018 to shareholders of record as of August 3, 2018.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust, which has 147 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

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